EXHIBIT 99.1
For Immediate Release
CONSOLIDATED WATER CO. LTD. REPORTS SECOND QUARTER OPERATING RESULTS
GEORGE TOWN, Grand Cayman, Cayman Islands (August 9, 2007). Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”) today reported record quarterly revenues and earnings for the second quarter and first half of 2007. The Company will host an investor conference call to discuss its recent operating results on Monday, August 13, 2007, at 11:00 a.m. EDT (see details below).
Total revenues for the three months ended June 30, 2007 increased 24% to approximately $12.0 million, compared with approximately $9.6 million in the second quarter of 2006. Retail revenues rose 9% to approximately $5.3 million in the most recent quarter (vs. $4.9 million), while bulk revenues were up 24% to approximately $5.4 million (vs. $4.3 million) and services revenues increased 194% to approximately $1.3 million (vs. $0.4 million). The Company reported net income of $2,621,537, or $0.18 per diluted share, for the three months ended June 30, 2007, compared with net income of $2,522,029, or $0.20 per diluted share, in the three months ended June 30, 2006.
Consolidated gross profit approximated $4.5 million (37% of revenues) in the three months ended June 30, 2007 versus approximately $4.4 million (46% of revenues) in the year-earlier period. The gross margin on retail revenues approximated $3.3 million (62% of revenues) in the most recent quarter, versus approximately $2.9 million (60% of revenues) in the three months ended June 30, 2006. The gross margin on bulk revenues declined to approximately $0.8 million (15% of revenues) for the three months ended June 30, 2007, compared with approximately $1.2 million (28% of revenues) in the three months ended June 30, 2006. The gross profit on services revenues approximated $371,000 and $289,000 for the three months ended June 30, 2007 and 2006, respectively.
General and administrative expenses increased to approximately $2.4 million in the second quarter of 2007, versus approximately $2.1 million in the prior-year quarter.
Interest and other income more than tripled to $656,071 in the most recent quarter, compared with $211,277 in the three months ended June 30, 2006.
“We are pleased to report revenue and net income growth during the second quarter and first half of 2007,” stated Rick McTaggart, Chief Executive Officer of Consolidated Water Co. Ltd. “Both our retail and services segments generated higher revenue and operating income in the most recent quarter. Our retail segment benefited from a 4% increase in demand, when compared with the second quarter of last year, and the results of our services segment reflect our work on construction of the Tynes Bay plant for the Bermuda Government and the expansion of Water Authority-Cayman’s North Sound plant. Construction of the Tynes Bay plant remains on schedule, and the North Sound plant expansion was finished during the second quarter.” McTaggart continued, “We expect our retail sales in Grand Cayman to benefit later this year and in 2008 as a number of condominium projects and the first phase of the 500-acre Camana Bay development are completed. We continue to make preparations for this additional demand by adding water production capacity within our retail franchise area.”
“Operating income declined in our bulk services segment, relative to the prior-year quarter, as our Bahamas subsidiary’s fixed operating costs increased while it continued to provide non-revenue water under the terms of our contract for the Blue Hills plant. We have made very good progress towards achieving the targeted water savings for our customer and expect to have fully discharged our obligations under the non-revenue water component of the Blue Hills contract by the end of the third quarter. McTaggart added “This will then enable us to charge for all water produced by the Blue Hills plant from the date that we achieved the water savings target.”
“During the second quarter we were notified by the Water Authority-Cayman that Consolidated has been awarded a ten-year Design Build Operate and Transfer contract for a seawater desalination plant on Frank Sound on Grand Cayman Island,” continued McTaggart. “When completed, this plant will have the largest production capacity of any water production plant on Grand Cayman. While this contract will have minimal impact on our operating results in 2007, it should have a significant positive influence in 2008 and subsequent years. Additionally, in June 2007 the Government of the British Virgin Islands notified our affiliate, OC-BVI, of its intention to award a contract to OC-BVI to supply water from OC-BVI’s recently constructed Bar Bay plant. OC-BVI is presently negotiating the terms of this contract with the BVI Government and anticipates consummating this agreement before the end of the year.”
Total revenues for the six-month period ended June 30, 2007 increased 31% to $24.7 million, compared with $18.9 million in the first half of 2006. Retail revenues rose 5% to $10.4 million in the six months ended June 30, 2007, compared with $9.9 million in the corresponding period of the previous year, while bulk revenues were up 31% to $10.6 million (vs. $8.1 million). Services revenues increased 318% to $3.7 million (vs. $0.9 million). The Company reported net income of $6,209,011, or $0.43 per diluted share, for the six months ended June 30, 2007, compared with net income of $5,600,039, or $0.44 per diluted share, in the first half of 2006.

The Company will host a conference call at 11:00 a.m. EDT, Monday, August 13, 2007. Shareholders and other interested parties may participate in the conference call by dialing 888-694-4728 (international/local participants dial 973-582-2745) and referencing the ID code 9096341 a few minutes before 11:00 a.m. EDT on August 13, 2007. A replay of the conference call will be available two hours after the completion of the conference call from August 13, 2007 until August 20, 2007 by dialing 877-519-4471 (international/local participants dial 973-341-3080) and entering the conference ID 9096341.
Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company currently operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands and The Commonwealth of the Bahamas. The Company is currently constructing a seawater desalination plant in Bermuda.
The ordinary (common) shares of Consolidated Water Co. Ltd. are traded on the NASDAQ Global Select Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.
This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect,” “should” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the ability to successfully secure contracts for water projects in other countries, the ability to develop and operate such projects profitably and the Company’s ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.
For further information, please contact:
Frederick W. McTaggart, President and CEO, or David W. Sasnett, Executive Vice President and CFO,
at (345) 945-4277 or via e-mail at info@cwco.com
http://www.cwco.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at
info@rjfalkner.com
(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2007	2006
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$39,555,924	$37,310,699
Accounts receivable, net	6,118,005	6,231,718
Inventory	3,506,392	2,794,892
Prepaid expenses and other current assets	741,087	1,099,619
Current portion of loans receivable	950,115	735,632

Total current assets	50,871,523	48,172,560
Property, plant and equipment and construction in progress, net	63,802,988	63,568,369
Loans receivable	2,801,570	1,697,648
Investment in and loan to affiliate	16,391,388	15,457,880
Other assets	10,486,721	10,064,886

Total assets	$144,354,190	$138,961,343

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and other current liabilities	$4,695,304	$6,468,290
Current portion of long term debt	1,101,174	1,154,067

Total current liabilities	5,796,478	7,622,357
Long term debt	22,939,924	23,500,593
Other liabilities	468,050	497,985
Minority interest in subsidiary	1,466,586	1,495,753

Total liabilities	30,687,296	33,116,688

Stockholders’ equity
Controlling interests:
Redeemable preferred stock, $0.60 par value.
Authorized 200,000 shares; issued and outstanding 19,273 and 24,971 shares, respectively	11,564	14,983
Class A common stock, $0.60 par value.
Authorized 19,680,000 shares; issued and outstanding 14,481,794 and 14,132,860 shares, respectively	8,689,077	8,479,716
Class B common stock, $0.60 par value.
Authorized 120,000 shares; none issued or outstanding	—	—
Additional paid-in capital	79,218,040	76,071,710
Retained earnings	25,614,324	21,278,246

	113,533,005	105,844,655
Non-controlling interests	133,889	—
Total stockholders’ equity	113,666,894	105,844,655

Total liabilities and stockholders’ equity	$144,354,190	$138,961,343

CONSOLIDATED WATER CO. LTD.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Retail water revenues	$5,279,316	$4,863,830	$10,383,525	$9,917,977
Bulk water revenues	5,372,907	4,315,928	10,600,429	8,064,783
Services revenues	1,312,157	447,221	3,715,038	887,779

Total revenues	11,964,380	9,626,979	24,698,992	18,870,539

Cost of retail revenues	1,986,615	1,952,660	3,749,934	3,485,301
Cost of bulk revenues	4,552,547	3,106,910	8,441,509	5,940,756
Cost of services revenues	940,922	157,924	2,719,900	261,648

Total cost of revenues	7,480,084	5,217,494	14,911,343	9,687,705

Gross profit	4,484,296	4,409,485	9,787,649	9,182,834
General and administrative expenses	2,412,076	2,075,907	4,751,259	4,207,032

Income from operations	2,072,220	2,333,578	5,036,390	4,975,802

Other income (expense):
Interest income	479,405	67,858	928,209	96,564
Interest expense	(467,067)	(304,694)	(947,995)	(519,667)
Other income	216,185	132,549	419,517	330,829
Equity in earnings of affiliate	427,548	315,564	886,670	731,553

Other income, net	656,071	211,277	1,286,401	639,279

Income before noncontrolling and minority interests	2,728,291	2,544,855	6,322,791	5,615,081
Income attributable to noncontrolling and minority interests	106,754	22,826	113,780	15,042

Net income	$2,621,537	$2,522,029	$6,209,011	$5,600,039

Basic earnings per common share	$0.18	$0.20	$0.43	$0.46

Diluted earnings per common share	$0.18	$0.20	$0.43	$0.44

Dividends declared per common share	$0.065	$0.06	$0.13	$0.12

Weighted average number of common shares used in the determination of:
Basic earnings per share	14,470,512	12,381,686	14,306,975	12,299,727

Diluted earnings per share	14,517,021	12,670,129	14,451,664	12,638,142

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